                                                                     Exhibit 5.4

INTERNAL REVENUE SERVICE                DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX A-3617 DPN20-6
CHICAGO, IL 60690

Date:  July 31, 1995               Employer Identification Number:
                                        36-2041256
                                   File Folder Number:
STONE CONTAINER CORPORATION             360003009
C/O TIMOTHY W. MLSNA               Person to Contact:
200 E. RANDOLPH DRIVE                   JAMES CELINSKI
CHICAGO, IL 60601                  Contact Telephone Number:
                                        (414) 798-8360
                                   Plan Name:
                                        HOURLY EMPLOYEES DEFERRED INCOME
                                        SAVINGS PLAN
                                   Plan Number:  043

Dear Applicant:

          We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

          Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b) (3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

          The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

          This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

          This determination letter is applicable for the plan adopted on October 20, 1994.

          This plan satisfies the minimum coverage and nondiscrimination requirements of sections 410(b) and 401(a)(4) of the Code because the plan (disregarding any portion that benefits solely collectively bargained employees) benefits no highly compensated employees. This letter may not be relied on with respect to the aforementioned requirements of the Code for any plan year in which the plan (disregarding any portion that benefits solely collectively bargained employees) benefits any highly compensated employees.

          This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

          This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

          We have sent a copy of this letter to your representative as indicated in the power of attorney.

          If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                             Sincerely yours,


                                             /s/ Marilyn W. Day

                                             Marilyn W.  Day
                                             District Director

Enclosures
Publication 794
Reporting & Disclosure Guide
 for Employee Benefit Plans